EXHIBIT 11.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Offering Circular of our report dated July 13, 2017 relating to the statements of revenues and direct operating expenses of the San Andres Properties, which is contained in such Offering Circular.

We also consent to the reference to us under the caption “Experts” in such Offering Circular.

/s/ BDO USA, LLP

October 23, 2017
Dallas, Texas